Exhibit 5.1

May 20, 2019

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

Re:    Form S-3 Registration Statement

Ladies and Gentlemen:
We have acted as your special counsel in connection with the registration statement on Form S-3 of NeoGenomics, Inc., a Nevada corporation (the “Company”) with the Securities and Exchange Commission (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares of the Company’s common stock, par value $0.001 per share (all collectively, the “Shares”), which may be sold from time to time on a delayed or continuous basis as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Registration Statement.
You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and amended and restated bylaws, as amended, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the legal capacity and authority of the persons signing the documents we have examined, the truth and accuracy of all representations and warranties, that the issuance and sale of the Shares from time to time will be duly authorized and established by proper action of the Company, that the Registration Statement and any prospectus have become effective and have been properly filed, the conformity to authentic documents of all documents submitted to us as copies, that all parties purchasing Shares have or will comply with their obligations, including, without limitation, making the required payment for the Shares, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares issued after the date of this letter. We have not verified any of these assumptions.
This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.
Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for , will be validly issued, fully paid, and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.
Very truly yours,
/s/ Snell & Wilmer L.L.P.
Snell & Wilmer L.L.P.